Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 6, 2025

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Reports Fiscal 2025 and Fourth Quarter Results
•Q4 earnings per diluted share (EPS) of $0.28 and adjusted EPS of $0.34
•FY25 EPS of $1.20 and adjusted EPS of $1.34
•Returned $122 million to shareholders in FY25; $62 million in dividends and $60 million in share repurchases
•Completed divestiture of Goshen, IN subsidiary, closed the Greenfield, MA facility and consolidated facilities in Barcelona, Spain
•Achieved $65 million annualized run-rate pre-tax savings since FY24; expect to achieve $125 million by June 2027 exceeding $100 million Investor Day target
•Company provides FY26 Q1 and annual Outlook

PITTSBURGH, (August 6, 2025) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2025 results. For the fourth quarter, the Company reported earnings per diluted share (EPS) of $0.28, compared to $0.47 in the prior year quarter. The current quarter adjusted EPS was $0.34, compared to $0.49 in the prior year quarter. For fiscal 2025, the Company reported EPS of $1.20, compared to $1.37 in the prior year. Adjusted EPS was $1.34 in the current year, compared to $1.50 in the prior year.
“Kennametal responded to significant headwinds this past year, including persistent market softness, tariff impacts, and foreign exchange weakness,” said Sanjay Chowbey, President and CEO. “We took decisive actions to progress our efforts on productivity, cost restructuring, and footprint consolidation, and we plan to ramp up our work on right sizing capacity and cost improvement. We also executed our portfolio optimization strategy with the sale of our Goshen facility.”
He continued: “While we expect market headwinds to continue throughout fiscal 2026, our team is relentlessly focused on executing our strategic growth initiatives. Recent wins in the Aerospace & Defense and Energy end markets showcase the ability of our team to take share in all market conditions. With strategic and thoughtful actions on right sizing capacity, cost structure and portfolio optimization, and growth initiatives, I am confident that we will build a more resilient business and unlock value for our shareholders.”

Fiscal 2025 Fourth Quarter Key Developments
Sales of $516 million decreased 5 percent from $543 million in the prior year quarter, reflecting an organic sales decline of 5 percent.

During the quarter, the Company achieved incremental year-over-year restructuring savings of approximately $6 million. In January 2025, we announced actions to support the long-term competitiveness of the Company and to mitigate softer market conditions. These actions were enlarged during the quarter and delivered annualized run rate pre-tax savings of approximately $28 million. We now expect total annualized run rate savings of approximately $35 million in connection with these actions, exceeding the original target of $15 million. The Company expects to incur pre-tax charges of approximately $25 million in connection with the execution of these actions, of which $5 million was recognized during the quarter. The Company substantially completed the closure of a facility in Greenfield, MA and the consolidation of facilities in Barcelona, Spain during the quarter as a part of these actions.
During the quarter, the Company completed the sale of its Goshen, IN subsidiary. The Company received $19 million in proceeds, subject to working capital adjustments, and recognized a loss on divestiture of approximately $2 million.
Operating income was $31 million, or 6.1 percent margin, compared with $61 million, or 11.3 percent margin, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes, higher raw material costs, higher wages and general inflation, the net effect of increased tariffs of approximately $4 million, higher restructuring and related charges of approximately $4 million compared to the prior year quarter and a loss from divestiture of approximately $2 million related to the sale of a subsidiary in Goshen, IN. These factors were partially offset by pricing, a net benefit of $7 million within the Infrastructure segment related to the tornado that struck the Rogers, Arkansas facility late in fiscal 2024 and incremental year-over-year restructuring savings of approximately $6 million. Adjusted operating income was $38 million, or 7.4 percent margin, compared with $63 million, or 11.5 percent margin, in the prior year quarter.
Included in other income, net during the quarter is approximately $5 million from an above-market, preferential exchange rate offered in Bolivia in exchange for U.S. dollars.
The reported effective tax rate (ETR) was 23.9 percent and the adjusted ETR was 25.7 percent, compared to a reported ETR of 30.7 percent and an adjusted ETR of 29.3 percent in the prior year quarter. The decrease in the ETR year-over-year was primarily driven by geographical mix.
Reported EPS in the current quarter includes restructuring and related charges of $0.05 per share and loss on divestiture of $0.01 per share. Reported EPS in the prior year quarter includes restructuring and related charges of $0.01 per share and differences in projected annual tax rates of $0.01 per share.
During the quarter, the Company repurchased 232 thousand shares of Kennametal common stock for $5 million under its share repurchase program. Inception-to-date the Company has repurchased 2.5 million shares of common stock for $60 million under the $200 million three-year program.
The Company paid $15 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.

Fiscal 2025 Key Developments
Sales of $1,967 million decreased 4 percent from $2,047 million in the prior year, reflecting an organic sales decline of 4 percent and an unfavorable currency exchange effect of 1 percent, partially offset by a favorable business days effect of 1 percent.
Operating income was $143 million, or 7.3 percent margin, compared with $170 million, or 8.3 percent margin, in the prior year. The decrease in operating income was primarily due to lower sales and production volumes, higher wages and general inflation, unfavorable foreign currency exchange of approximately $6 million and the net effect of increased tariffs of approximately $4 million. These factors were partially offset by restructuring benefits of approximately $23 million, pricing, lower raw material costs, an incremental year-over-year benefit of approximately $13 million from an advanced manufacturing production credit under the Inflation Reduction Act within the Infrastructure segment, and a net benefit of $12 million within the Infrastructure segment related to the tornado that struck the Rogers, Arkansas facility late in fiscal 2024. Adjusted operating income was $158 million, or 8.0 percent margin, compared with $183 million, or 8.9 percent margin, in the prior year.
Included in other income, net during the current year is approximately $12 million from an above-market, preferential exchange rate offered in Bolivia in exchange for U.S. dollars.

The reported effective tax rate was 25.2 percent compared to 21.3 percent in the prior year. The year-over-year change in the effective tax rate is primarily due to prior year adjustments that include a $7.8 million benefit related to a tax rate change enacted in Switzerland, a $6.2 million benefit associated with a change in unrecognized tax benefits and a $2.9 million charge to settle tax litigation in Italy, which were partially offset by adjustments in the current year that include benefits from the advanced manufacturing production credit under the Inflation Reduction Act and $1.4 million due to interest received to resolve an income tax dispute in India, and geographical mix.
Reported EPS in the current year includes restructuring and related charges of $0.13 per share and loss on divestiture of $0.01 per share. Reported EPS in the prior year includes restructuring and related charges of $0.13 per share.
Net cash flow provided by operating activities in fiscal 2025 was $208 million compared to $277 million in the prior year. The change in net cash flow from operating activities was driven primarily by working capital changes and lower net income compared to the prior year. Free operating cash flow (FOCF) was $121 million compared to $175 million in the prior year. The decrease in FOCF was driven primarily by working capital changes and lower net income compared to the prior year, partially offset by lower capital expenditures.
In fiscal 2025, Kennametal continued its focus on delivering shareholder value by returning $122 million to the shareholders through $62 million in dividends and $60 million in share repurchases, while investing $89 million in capital expenditures.
As of June 30, 2025, the Company has achieved approximately $65 million in annualized run-rate pre-tax savings; making significant progress towards the Investor Day target of $100 million of cost savings by the end of fiscal 2027. Included in the achieved savings are structural cost improvements, the closure of the Greenfield, MA facility and the consolidation of facilities in Barcelona, Spain. This initiative has now been enlarged to target a total of $125 million in cost savings by the end of fiscal 2027.

Outlook
The Company’s expectations for the first quarter of fiscal 2026 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $465 - $485 million; foreign exchange anticipated to be a tailwind of 2 percent compared to the first quarter of fiscal 2025
•Adjusted EPS is expected to be $0.20 - $0.30
Annual Outlook:
•Sales expected to be $1.95 - $2.05 billion
•Adjusted EPS is expected to be $0.90 - $1.30
•Free operating cash flow of approximately 120 percent of adjusted net income
•Capital spending expected to be approximately $90 million

The Company will provide more details regarding its fiscal 2026 assumptions during its quarterly earnings conference call.

Fiscal 2025 Fourth Quarter Segment Results
Metal Cutting sales of $321 million decreased 4 percent from $335 million in the prior year quarter, reflecting an organic sales decline of 4 percent. Operating income was $21 million, or 6.6 percent margin, compared to $44 million, or 13.2 percent margin, in the prior year quarter. The decrease in operating income was primarily due to lower sales volumes, the net effect of increased tariffs of approximately $4 million, higher restructuring and related charges of approximately $3 million compared to the prior year quarter and higher wages and general inflation. These factors were partially offset by incremental year-over-year restructuring savings of approximately $4 million and pricing. Adjusted operating income was $25 million, or 7.9 percent margin, compared to $45 million, or 13.4 percent margin, in the prior year quarter.

Infrastructure sales of $196 million decreased 6 percent from $209 million in the prior year quarter, reflecting an organic sales decline of 5 percent, an unfavorable business days effect of 1 percent and a divestiture effect of 1 percent, partially offset by a favorable currency exchange effect of 1 percent. Operating income was $11 million, or 5.5 percent margin, compared to $18 million, or 8.5 percent margin, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes, including certain plant shutdowns, higher raw material costs and a loss from divestiture of approximately $2 million related to the sale of a subsidiary in Goshen, IN. These factors were partially offset by a net benefit of $7 million related to the tornado that struck the Rogers, Arkansas facility late in fiscal 2024, pricing and incremental year-over-year restructuring savings of approximately $2 million. Adjusted operating income was $13 million, or 6.8 percent margin, compared to $18 million, or 8.7 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 26, 2025 to shareholders of record as of the close of business on August 12, 2025.
The Company will discuss its fiscal 2025 fourth quarter and full year results in a live webcast at 9:30 a.m. Eastern Time, Wednesday, August 6, 2025. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted operating income, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the first quarter and full year of fiscal 2026 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation, tariffs, and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflict in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated nearly $2 billion in revenues in fiscal 2025. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Sales	$516,448	$543,308	$1,966,845	$2,046,899
Cost of goods sold	370,783	371,972	1,368,775	1,419,806
Gross profit	145,665	171,336	598,070	627,093
Operating expense	105,860	105,486	430,835	433,161
Restructuring and other charges, net	4,278	1,568	11,813	12,152
Loss on divestiture	1,512	—	1,512	—
Amortization of intangibles	2,646	2,883	10,787	11,557
Operating income	31,369	61,399	143,123	170,223
Interest expense	6,225	6,247	24,930	26,472
Other income, net	(5,223)	(25)	(13,811)	(699)
Income before income taxes	30,367	55,177	132,004	144,450
Provision for income taxes	7,244	16,944	33,296	30,809
Net income	23,123	38,233	98,708	113,641
Less: Net income attributable to noncontrolling interests	1,531	1,052	5,583	4,318
Net income attributable to Kennametal	$21,592	$37,181	$93,125	$109,323
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.28	$0.47	$1.21	$1.38
Diluted earnings per share	$0.28	$0.47	$1.20	$1.37
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	76,209	78,585	77,264	79,390
Diluted weighted average shares outstanding	76,934	79,367	77,894	79,965

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2025	June 30, 2024
ASSETS
Cash and cash equivalents	$140,540	$127,971
Accounts receivable, net	295,401	302,810
Inventories	538,237	514,632
Other current assets	65,092	57,179
Total current assets	1,039,270	1,002,592
Property, plant and equipment, net	919,914	938,063
Goodwill and other intangible assets, net	349,935	352,988
Other assets	236,293	210,115
Total assets	$2,545,412	$2,503,758
LIABILITIES
Revolving and other lines of credit and notes payable to banks	$977	$1,377
Accounts payable	195,929	191,541
Other current liabilities	225,423	223,043
Total current liabilities	422,329	415,961
Long-term debt	596,788	595,980
Other liabilities	201,647	203,218
Total liabilities	1,220,764	1,215,159
KENNAMETAL SHAREHOLDERS’ EQUITY	1,283,979	1,249,875
NONCONTROLLING INTERESTS	40,669	38,724
Total liabilities and equity	$2,545,412	$2,503,758

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

Year ended June 30 (in thousands)	2025	2024
OPERATING ACTIVITIES
Net income	$98,708	$113,641
Adjustments to reconcile to cash from operations:
Depreciation	125,709	123,130
Amortization	10,787	11,557
Stock-based compensation expense	22,115	24,340
Restructuring and other charges, net (Note 16)	11,813	12,152
Deferred income taxes	(13,084)	(8,017)
Gain on insurance recoveries	(12,100)	—
Loss on divestiture	1,512	—
Other	2,048	1,405
Changes in certain assets and liabilities:
Accounts receivable	9,068	(2,624)
Inventories	(17,396)	36,835
Accounts payable and accrued liabilities	(6,157)	(6,086)
Accrued income taxes	(12,267)	(16,219)
Accrued pension and postretirement benefits	(7,393)	(9,481)
Other	(5,039)	(3,525)
Net cash flow provided by operating activities	208,324	277,108
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(88,971)	(107,561)
Disposals of property, plant and equipment	1,841	5,425
Proceeds from divestiture	18,689	—
Proceeds from insurance recoveries	11,793	—
Business acquisitions	—	(4,010)
Other	(5,177)	(3,280)
Net cash flow used for investing activities	(61,825)	(109,426)
FINANCING ACTIVITIES
Net (decrease) increase in notes payable	(459)	714
Purchase of capital stock	(60,120)	(65,574)
The effect of employee benefit and stock plans and dividend reinvestment	(7,059)	(9,982)
Cash dividends paid to Shareholders	(61,852)	(63,431)
Other	(4,429)	(3,474)
Net cash flow used for financing activities	(133,919)	(141,747)
Effect of exchange rate changes on cash and cash equivalents	(11)	(3,985)
CASH AND CASH EQUIVALENTS
Net increase in cash and cash equivalents	12,569	21,950
Cash and cash equivalents, beginning of year	127,971	106,021
Cash and cash equivalents, end of year	$140,540	$127,971

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Outside Sales:
Metal Cutting	$320,652	$334,544	$1,219,686	$1,280,781
Infrastructure	195,796	208,764	747,159	766,118
Total sales	$516,448	$543,308	$1,966,845	$2,046,899
Sales By Geographic Region:
Americas	$254,263	$274,399	$967,608	$1,012,969
EMEA	158,402	162,663	601,087	628,536
Asia Pacific	103,783	106,246	398,150	405,394
Total sales	$516,448	$543,308	$1,966,845	$2,046,899
Operating Income:
Metal Cutting	$21,067	$44,120	$86,375	$132,573
Infrastructure	10,696	17,836	58,465	39,857
Corporate (1)	(394)	(557)	(1,717)	(2,207)
Total operating income	$31,369	$61,399	$143,123	$170,223
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2025 include restructuring and related charges, loss on divestiture and differences in projected annual tax rates. Adjustments for the three months ended June 30, 2024 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the twelve months ended June 30, 2025 include restructuring and related charges and loss on divestiture. Adjustments for the twelve months ended June 30, 2024 include restructuring and related charges. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the first quarter and full fiscal year of 2026 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2025 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$516,448	$31,369	23.9%	$21,592	$0.28
Reported margins		6.1%
Restructuring and related charges	—	5,366	23.6	4,100	0.05
Loss on divestiture	—	1,512	24.5	1,142	0.01
Differences in projected annual tax rates	—	—	(46.3)	(691)	—
Adjusted results	$516,448	$38,247	25.7%	$26,143	$0.34
Adjusted margins		7.4%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2025 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$320,652	$21,067	$195,796	$10,696
Reported operating margin		6.6%		5.5%
Restructuring and related charges	—	4,266	—	1,101
Loss on divestiture	—	—	—	1,512
Adjusted results	$320,652	$25,333	$195,796	$13,309
Adjusted operating margin		7.9%		6.8%

THREE MONTHS ENDED JUNE 30, 2024 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$543,308	$61,399	30.7%	$37,181	$0.47
Reported margins		11.3%
Restructuring and related charges	—	1,181	10.1	1,061	0.01
Differences in projected annual tax rates	—	—	(11.5)	538	0.01
Adjusted results	$543,308	$62,580	29.3%	$38,780	$0.49
Adjusted margins		11.5%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$334,544	$44,120	$208,764	$17,836
Reported operating margin		13.2%		8.5%
Restructuring and related charges	—	795	—	386
Adjusted results	$334,544	$44,915	$208,764	$18,222
Adjusted operating margin		13.4%		8.7%

TWELVE MONTHS ENDED JUNE 30, 2025 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$1,966,845	$143,123	$93,125	$1.20
Reported operating margin		7.3%
Restructuring and related charges	—	13,252	10,475	0.13
Loss on divestiture	—	1,512	1,142	0.01
Adjusted results	$1,966,845	$157,887	$104,742	$1.34
Adjusted operating margin		8.0%
(2) Attributable to Kennametal.

TWELVE MONTHS ENDED JUNE 30, 2024 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$2,046,899	$170,223	$109,323	$1.37
Reported operating margin		8.3%
Restructuring and related charges	—	12,372	10,394	0.13
Adjusted results	$2,046,899	$182,595	$119,717	$1.50
Adjusted operating margin		8.9%
(2) Attributable to Kennametal.

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2025	2024
Net cash flow from operating activities	$208,324	$277,108
Purchases of property, plant and equipment	(88,971)	(107,561)
Proceeds from disposals of property, plant and equipment	1,841	5,425
Free operating cash flow	$121,194	$174,972

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES GROWTH (DECLINE) (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2025	Metal Cutting	Infrastructure	Total
Organic sales decline	(4)%	(5)%	(5)%
Foreign currency exchange effect(3)	—	1	—
Business days effect(4)	—	(1)	—
Divestiture effect(5)	—	(1)	—
Sales decline	(4)%	(6)%	(5)%

TWELVE MONTHS ENDED JUNE 30, 2025	Total
Organic sales decline	(4)%
Foreign currency exchange effect(3)	(1)
Business days effect(4)	1
Sales decline	(4)%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(5) Divestiture effect is calculated by dividing prior period sales attributable to divested businesses by prior period sales.